Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 9, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sir or Madam:

On April 8, 2013, we were notified of our dismissal as the independent registered public accountant for Vestin Realty Mortgage I, Inc.  We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 8, 2013.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ JLK Rosenberger, LLP